Exhibit 23.6

CONSENT OF NOMINEE FOR DIRECTOR

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I hereby consent to being named as a person who will become a director of NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 filed by the Partnership with the Securities and Exchange Commission (File No. 333-172186), as amended (the “Registration Statement”), to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: April 28, 2011	/s/ James C. Kneale
James C. Kneale